Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Loews Corporation, to be filed on or about February 22, 2012, (the "Registration Statement") of our reserves audit report dated January 24, 2012, relating to the quantities of proved reserves of oil and gas of HighMount Exploration & Production LLC ("Company") estimated by the Company for certain periods, appearing in the Annual Report on Form 10-K of Loews Corporation for the year ended December 31, 2011, to be filed with the U.S. Securities and Exchange Commission ("Form 10-K"), and to the references to us in the Form 10-K and under the heading "Experts" in the Prospectus which forms a part of the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
February 21, 2012